Exhibit 99.1
News Release
Investor Contact: Erik Aldag, (212) 878-1831 Media Contact: Jared Kornblatt, (212) 878-1840
For Immediate Release June 30, 2022

Minerals Technologies Elects Rocky Motwani to Its Board of Directors

NEW YORK, June 30, 2022 – Minerals Technologies Inc. (NYSE: MTX) (“MTI” or “the Company”) today announced that Rocky Motwani has been elected to its Board of Directors.

“Rocky is an accomplished business leader, with more than 20 years of experience in financial services, technology and entrepreneurship, and we are pleased to welcome him to our Board,” said Douglas T. Dietrich, Chairman and Chief Executive Officer. “Mr. Motwani brings fresh perspectives and a diverse set of skills from multiple sectors that will further deepen and broaden the expertise of MTI’s Board.”

Mr. Motwani began his career at JLL, a firm that specializes in real estate and investment management. He then moved to McKinsey & Company, serving the technology sector in Silicon Valley. He held senior roles at J.P. Morgan, including Managing Director, in the company’s Transaction Services franchise. He co-led the technology modernization and automation of J.P. Morgan’s global corporate FX payments business, as well as managed its escrow payments business. Mr. Motwani is a venture investor and entrepreneur and is currently a Partner and Co-Founder of Mission3, a company that is building and investing in Web3 businesses. He is also Co-Founder of Jiko Group, a technology-based bank holding company. He holds an MBA in Marketing from the Wharton School of the University of Pennsylvania, and a BS in Finance and Accounting from NYU’s Stern School of Business.

About Minerals Technologies Inc.
New York-based Minerals Technologies Inc. (MTI) is a global resource- and technology-based company that develops, produces, and markets a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. MTI serves the consumer products, paper, packaging, foundry, steel, construction, environmental, energy, and polymer industries. The Company reported sales of $1.9 billion in 2021. For further information, please visit our website at www.mineralstech.com. (MTI-G)

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